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                                                                   EXHIBIT 10.16


                            [NIKU CORPORATION LETTERHEAD]

                               November 30, 1998

Ken Johnson
5 Creek Ledge Court
Danville, CA  94506

Dear Ken:

I am pleased to offer you a position with Niku Corporation as the Vice President of Sales reporting directly to Farzad Dibachi, commencing on January 4, 1998. You will receive a monthly salary of $16,666.67, which is equivalent to $200,000.00 on an annualized basis, less applicable withholding, payable twice monthly, in accordance with our normal payroll procedures. You are also eligible to receive certain employee benefits which will be outlined in the Company employee handbook. Like all Niku employees, you will be entitled to two weeks of vacation and eight holidays each year.

On your start date of January 4, 1999, Farzad Dibachi and you will discuss and negotiate a sales commission plan for Niku's fiscal 1999 year (ending December
31). The commission plan will be reduced to writing, signed by both parties, and attached to this offer letter as Exhibit A.

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you the right to purchase 250,000 shares of the Company's Common Stock with an exercise price equal to the fair market value on the date of the grant. The option will vest at the rate of 1/4th after one year and 1/48th per month thereafter (so that the option is fully vested after four years). Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 1998 Stock Plan and the stock Option Agreement between you and the Company.

We are very excited about the opportunity of working together and we know that you will be invaluable to our success. The next two paragraphs were written by Niku's lawyer. I apologize for their being so terse.

Your employment is at-will and for no specified period, and either you or Niku may terminate this employment relationship at any time and for any reason. As an employee of Niku, you will be expected to abide by the company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Niku business so as to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is


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Ken Johnson
November 30, 1998
Page 2

contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

This employment offer will expire if not accepted by December 28, 1998. To accept the offer before the expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.


Sincerely,

Niku Corporation

BY:
   ---------------------------------------
   Cathy Bottarini, Office of the Chairman


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Ken Johnson
November 30, 1998
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AGREED AND ACCEPTED:

Ken Johnson


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Signature


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Date


enclosure:     Duplicate Letter
               Confidential Information and Invention Assignment Agreement